Exhibit 5.1


                             OPINION OF COUNSEL


      I have acted as counsel for Fluke Corporation, a Washington corporation (the "Company"), in connection with the preparation and filing of this Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers 1,500,000 shares of Common Stock, $.25 par value, of the Company (the "Shares"), all of which shares will be offered by the Company pursuant to the Company's 1998 Stock Incentive Plan.

      As Vice President, General Counsel for the Company, I am familiar with the proceedings taken by the Company in connection with the adoption of the Plan and with the offering of Shares pursuant to the Plan. I have reviewed the corporation actions of the Company in connection with this matter and have examined the documents, corporate records and other instruments deemed necessary for the purpose of this opinion.

      Based on the foregoing, it is my opinion that:

(i) The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington;

(ii)    The Shares have been duly authorized; and

(iii) The Shares, when issued and sold and when payment therefore is received by the Company in accordance with the Plan and in accordance with resolutions adopted by the Board of Directors of the Company or the Compensation Committee thereof, will be validly issued, fully paid and nonassessable.


    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           /s/ Douglas G. McKnight
                                           Douglas G. McKnight